Exhibit 99.1

[LETTERHEAD OF ADOLOR]

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Signova (media)
Lizanne Wentz	Lauren Mason (215) 519-3889
Corporate Communications	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION ANNOUNCES PUBLIC OFFERING OF 6 MILLION SHARES OF COMMON STOCK

EXTON, PA, October 29, 2003—Adolor Corporation (Nasdaq: ADLR) today announced that it plans to publicly offer 6,000,000 shares of its common stock under a shelf registration statement that was declared effective by the Securities and Exchange Commission on October 27, 2003.

Merrill Lynch & Co. is acting as the lead underwriter in this offering; and Lehman Brothers Inc., Pacific Growth Equities, LLC, Adams, Harkness & Hill, Inc. and First Albany Corporation are acting as co-managers. The underwriters have an option to purchase up to an additional 900,000 shares of common stock within 30 days after the consummation of the offering to cover overallotments.

These securities may not be sold nor may offers to buy be accepted prior to the delivery of a prospectus meeting the requirements of the Securities Act of 1933, as amended. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This offering will be made solely by means of a prospectus dated October 27, 2003 and the accompanying preliminary prospectus supplement dated October 29, 2003, which will be available from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of prescription pain management products. Entereg™ (alvimopan), Adolor’s lead product candidate, is being developed to manage postoperative ileus, the gastrointestinal side effect which can affect millions of patients following many types of surgery. Entereg™ (alvimopan) is also being developed to manage the bowel dysfunction which can negatively impact the quality of life for millions of patients using opioid analgesic products such as morphine for treating pain. Adolor is collaborating with GlaxoSmithKline for the development and commercialization of Entereg™ (alvimopan). Adolor’s next product candidate is a sterile lidocaine patch in clinical development for treating postoperative incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers, and the medical community.